UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☑
 Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

Marlin Business Services Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

MARLIN BUSINESS SERVICES CORP.
300 Fellowship Road
Mount Laurel, NJ 08054

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 25, 2011

To the Shareholders of Marlin Business Services Corp.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Marlin Business Services Corp. (the “Corporation”), a Pennsylvania corporation, will be held on May 25, 2011, at 9:00 a.m. at the Doubletree Hotel, 515 Fellowship Road, Mount Laurel, New Jersey, 08054, for the following purposes:

1.	To elect a Board of Directors of eight (8) directors to serve until the next annual meeting of shareholders of the Corporation and until their successors are elected and qualified;

2.	To hold an advisory vote on the compensation of the Corporation’s named executive officers, as described in the Proxy Statement under “Executive Compensation”;

3.	To hold an advisory vote on the frequency of future advisory votes regarding the compensation of the Corporation’s named executive officers; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed March 31, 2011, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof.

By order of the Board of Directors

/s/ George D. Pelose
George D. Pelose
Secretary

Your vote is important, regardless of the number of shares you own. Even if you plan to attend the meeting, please date and sign the enclosed proxy form, indicate your choice with respect to the matters to be voted upon, and return it promptly in the enclosed envelope. A proxy may be revoked before exercise by notifying the Secretary of the Corporation in writing or in open meeting, by submitting a proxy of a later date or attending the meeting and voting in person.

Dated: April 25, 2011

Important Notice Regarding Availability of Proxy Materials for the
Annual Meeting to be Held on May 25, 2011.

The Proxy Statement and Annual Report to Shareholders are available at
https://materials.proxyvote.com/571157

MARLIN BUSINESS SERVICES CORP.
300 Fellowship Road
Mount Laurel, NJ 08054

Proxy Statement

Introduction

This Proxy Statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of Marlin Business Services Corp. (the “Corporation”), a Pennsylvania corporation, to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) of the Corporation to be held on Wednesday, May 25, 2011, at 9:00 a.m., at the Doubletree Hotel, 515 Fellowship Road, Mount Laurel, New Jersey, 08054, or at any adjournment or postponement thereof, for the purposes set forth below:

1.	To elect a Board of Directors of eight (8) directors to serve until the next annual meeting of shareholders of the Corporation and until their successors are elected and qualified;

2.	To hold an advisory vote on the compensation of the Corporation’s named executive officers, as described in the Proxy Statement under “Executive Compensation”;

3.	To hold an advisory vote on the frequency of future advisory votes regarding the compensation of the Corporation’s named executive officers; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

This Proxy Statement and related proxy card have been mailed on or about April 25, 2011, to all holders of record of common stock of the Corporation as of the record date. The Corporation will bear the expense of soliciting proxies. The Board of Directors of the Corporation has fixed the close of business on March 31, 2011, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. The Corporation has only one class of common stock, of which there were 13,021,761 shares outstanding as of March 31, 2011.

Proxies and voting procedures

Each outstanding share of common stock of the Corporation will entitle the holder thereof to one vote on each separate matter presented for vote at the Annual Meeting. Votes cast at the meeting and submitted by proxy are counted by the inspectors of the meeting who are appointed by the Corporation.

You can vote your shares by properly executing and returning a proxy in the enclosed form. The shares represented by such proxy will be voted at the Annual Meeting and any adjournment or postponement thereof. If you specify a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of all of the director nominees named in the Proxy Statement; for the adoption, on an advisory basis, of the resolution approving the compensation of the Corporation’s named executive officers, as described in the Proxy Statement under “Executive Compensation”; for the selection, on an advisory basis, of a frequency of every year for future shareholder votes on the compensation of the Corporation’s named executive officers; and in accordance with the judgment of the persons named as proxies with respect to any other matter which may come before the meeting. If you are the shareholder of record, you can also choose to vote in person at the Annual Meeting.

A proxy may be revoked before exercise by notifying the Secretary of the Corporation in writing or in open meeting, by submitting a proxy of a later date or attending the meeting and voting in person. You are encouraged to date and sign the enclosed proxy form, indicate your choice with respect to the matters to be voted upon and promptly return it to the Corporation.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee, who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct how your broker votes your shares. You are also invited to attend the meeting. However, because you are not the shareholder of record, you may not vote your street name shares in person at the Annual Meeting unless you obtain a proxy executed in your favor from the holder of record. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee to vote your shares.

Quorum and voting requirements

The presence, in person or by proxy, of shareholders entitled to cast a majority of the votes which shareholders are entitled to cast on each matter to be voted upon at the meeting will constitute a quorum for the meeting. If, however, the meeting cannot be organized because a quorum is not present, in person or by proxy, the shareholders entitled to vote and present at the meeting will have the power, except as otherwise provided by statute, to adjourn the meeting to such time and place as they may determine. Those who attend or participate at a meeting that has been previously adjourned for lack of a quorum, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors.

At the Annual Meeting, in connection with Proposal 1 to elect the directors, you will be entitled to cast one vote for each share held by you for each candidate nominated, but will not be entitled to cumulate your votes. Votes may be cast in favor of or withheld with respect to each candidate nominated. The eight (8) director nominees receiving the highest number of votes will be elected to the Board of Directors. Votes that are withheld will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum.

With respect to Proposal 2 regarding the advisory vote on executive compensation, while the Corporation intends to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on the Corporation, the Board of Directors or the Compensation Committee. The Board and Compensation Committee value the opinions of all of the Corporation’s shareholders and will consider the outcome of this vote when making future compensation decisions for the Corporation’s named executive officers.

With respect to Proposal 3 regarding the advisory vote on the frequency of future advisory votes on executive compensation, because the vote is advisory, while the Corporation intends to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on the Corporation, the Board of Directors or the Compensation Committee. The Board and Compensation Committee value the opinions of all of our shareholders and will consider the outcome of this vote when making future decisions on the frequency with which we will hold an advisory vote on executive compensation.

Generally, broker non-votes occur when shares held by a broker, bank or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank or other nominee (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares with respect to that particular proposal. A broker is entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters, such as the election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 2) or the advisory vote on the frequency of the advisory vote on compensation of our named executive officers (Proposal 3).

In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your broker, bank or other nominee was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Based on recent regulatory changes, your broker, bank or other nominee is no longer able to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your broker, bank or other nominee how to vote in the election of directors, no votes will be cast on your behalf. Broker non-votes are counted for purposes of determining whether or not a quorum exists for the transaction of business, but will not be counted for purposes of determining the number of shares represented and voted with respect to an individual proposal, and therefore will have no effect on the outcome of the vote on an individual proposal.

Thus, if you do not give your broker specific voting instructions, your shares will not be voted on these “non-routine” matters and will not be counted in determining the number of shares necessary for approval.

As to all other matters properly brought before the meeting, the majority of the votes cast at the meeting, present in person or by proxy, by shareholders entitled to vote thereon will decide any question brought before the Annual Meeting, unless the question is one for which, by express provision of statute or of the Corporation’s Articles of Incorporation or Bylaws, a different vote is required. Generally, abstentions and broker non-votes on these matters will have the same effect as a negative vote because under the Corporation’s Bylaws, these matters require the affirmative vote of the holders of a majority of the Corporation’s common stock, present in person or by proxy at the Annual Meeting. Broker non-votes and abstentions will be counted, however, for purposes of determining whether a quorum is present.

Governance of the Corporation

Board of Directors

Currently, the Board of Directors of the Corporation (the “Board of Directors” or the “Board”) has eight (8) members. The Board has affirmatively determined that John J. Calamari, Lawrence J. DeAngelo, Edward Grzedzinski, Kevin J. McGinty, Matthew J. Sullivan, J. Christopher Teets and James W. Wert are each independent directors. This constitutes more than a majority of our Board of Directors. Only independent directors serve on our Audit Committee, Compensation Committee and Nominating and Governance Committee. The standards applied by the Board in affirmatively determining whether a director is “independent” are those objective standards set forth in the listing standards of the Nasdaq Stock Market LLC (“Nasdaq”). Daniel P. Dyer, the Corporation’s Chief Executive Officer, is also a member of the Board. Mr. McGinty, a non-employee independent director, serves as the Chairman of the Board. He was elected to that position in March 2009, becoming the Corporation’s first non-executive Chairman of the Board. The Board is responsible for ensuring that independent directors do not have a material relationship with us or any of our affiliates or any of our executive officers or their affiliates.

Board Leadership Structure

The Board believes that separating the roles of Chairman of the Board and Chief Executive Officer strengthens the independence of each role and enhances overall corporate governance. As a result, in March 2009, the Board elected an independent director, Kevin J. McGinty, to serve as the Board’s first non-executive Chairman of the Board. The Board believes that separating the Chief Executive Officer and Chairman of the Board positions provides the Corporation with the right foundation to pursue the Corporation’s objectives.

Committees

The Corporation has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.

Audit Committee.  The Audit Committee of the Board (the “Audit Committee”) currently consists of three independent directors: Messrs. Calamari (chairman), Teets and Wert. The Board has determined that Messrs. Calamari and Wert each qualify as an audit committee financial expert as defined under current rules and regulations of the Securities and Exchange Commission (the “SEC”) and under Nasdaq listing standards, and that all the members of the Audit Committee satisfy the independence and other requirements for audit committee members under such rules, regulations and listing standards. The Audit Committee’s primary purpose is to assist the Board in overseeing and reviewing: (1) the integrity of the Corporation’s financial reports and financial information provided to the public and to governmental and regulatory agencies; (2) the adequacy of the Corporation’s internal accounting systems and financial controls; (3) the annual independent audit of the Corporation’s financial statements, including the independent registered public accountant’s qualifications and independence; and (4) the Corporation’s compliance with law and ethics programs as established by management and the Board. In this regard, the Audit Committee, among other things, (a) has sole authority to select, evaluate, terminate and replace the Corporation’s independent registered public accountants; (b) has sole authority to approve in advance all audit and non-audit engagement fees and terms with the Corporation’s independent registered public accountants; and (c) reviews the Corporation’s audited financial statements, interim financial results, public filings and earnings press releases prior to issuance, filing or publication. The Board has adopted a written charter for the Audit Committee, which is accessible on the investor relations page of the Corporation’s website at www.marlincorp.com. The Corporation’s website is not part of this Proxy Statement and references to the Corporation’s website address are intended to be inactive textual references only.

Compensation Committee.  The Compensation Committee of the Board (the “Compensation Committee”) currently consists of three independent directors: Messrs. DeAngelo (chairman), Grzedzinski and Sullivan. The functions of the Compensation Committee include: (1) evaluating the performance of the Corporation’s named executive officers and approving their compensation; (2) preparing an annual report on executive compensation for inclusion in the Corporation’s proxy statement; (3) reviewing and approving compensation plans, policies and programs and considering their design and competitiveness; and (4) reviewing the Corporation’s non-employee independent director compensation levels and practices and recommending changes as appropriate. The Compensation Committee reviews and approves corporate goals and objectives relevant to chief executive officer compensation, evaluates the chief executive officer’s performance in light of those goals and objectives, and recommends to the Board the chief executive officer’s compensation levels based on its evaluation. The Compensation Committee also administers the Corporation’s 2003 Equity Compensation Plan, as amended, and the Corporation’s 2003 Employee Stock Purchase Plan. The Compensation Committee is governed by a written charter that is accessible on the investor relations page of the Corporation’s website at www.marlincorp.com.

Nominating and Governance Committee.  The Nominating and Governance Committee of the Board (the “Nominating Committee”) currently consists of three independent directors: Messrs. Grzedzinski (chairman), DeAngelo and Wert. The Nominating Committee is responsible for seeking, considering and recommending to the Board qualified candidates for election as directors and proposing a slate of nominees for election as directors at the Corporation’s Annual Meeting of Shareholders. The Nominating Committee is responsible for reviewing and making recommendations on matters involving general operation of the Board and its committees, and will annually recommend to the Board nominees for each committee of the Board. The Nominating Committee is governed by a written charter that is accessible on the investor relations page of the Corporation’s website at www.marlincorp.com.

The Nominating Committee has determined that no one single criteria should be given more weight than any other criteria when it considers the qualifications of a potential nominee to the Board. Instead, it believes that it should consider the total “skills set” of an individual. In considering potential nominees for director, the Nominating Committee will consider each potential nominee’s personal abilities and qualifications, independence, knowledge, judgment, character, leadership skills, education and the diversity of their background, expertise and experience in fields and disciplines relevant to the Corporation, including financial literacy or expertise. In addition, potential nominees should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated and be selected based upon contributions that they can make to the Corporation. The Nominating Committee considers all of these qualities when selecting, subject to ratification by the Board, potential nominees for director.

The Board views both demographic and geographic diversity among the directors as desirable and strives to take into account how a potential nominee for director will impact the diversity that the Board has achieved over the years.

The Nominating Committee’s process for identifying and evaluating potential nominees includes soliciting recommendations from existing directors and officers of the Corporation and reviewing the Board and Committee Assessments completed by the directors. The Corporation does not currently pay any fees to third parties to assist in identifying or evaluating potential nominees, but the Corporation may seek such assistance in the future.

The Nominating Committee will also consider recommendations from shareholders regarding potential director candidates provided that such recommendations are made in compliance with the nomination procedures set forth in the Corporation’s Bylaws. The procedures in the Corporation’s Bylaws require the shareholder to submit written notice of the proposed nominee to the Secretary of the Corporation no less than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. To be in proper form, such written notice must include, among other things, (i) the name, age, business address and residence of the proposed nominee, (ii) the principal occupation or employment of such nominee, (iii) the class and number of shares of capital stock of the Corporation owned beneficially or of record by such nominee and (iv) any other information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors. In addition, as to the shareholder giving the notice, the notice must also provide (a) such shareholder’s name and record address, (b) the class and number of shares of capital stock of the Corporation owned beneficially or of record by such shareholder, (c) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other persons (including their names) pursuant to which the nominations are to be made by such shareholder, (d) a representation that such shareholder (or his or her authorized representative) intends to appear in person or by proxy at the meeting to nominate the persons named in the notice and (e) any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors. If the shareholder of record is not the beneficial owner of the shares, then the notice to the Secretary of the Corporation must include the name and address of the beneficial owner and the information referred to in clauses (c) and (e) above (substituting the beneficial owner for such shareholder).

Risk Management Oversight

The Corporation is subject to a variety of risks, including credit risk, liquidity risk, operational risk and market risk. The Board oversees risk management through a combination of processes. The Corporation’s management has developed risk management processes intended to (1) timely identify the material risks that the Corporation faces, (2) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board committee, (3) implement appropriate and responsive risk management strategies consistent with Corporation’s risk profile and (4) integrate risk management into the Corporation’s decision-making. The Board regularly reviews information regarding the Corporation’s credit, liquidity and operations, as well as the risks associated with each, during the Board meetings scheduled throughout the year.

The Corporation has established a Senior Credit Committee, which is comprised of its Chief Executive Officer, Chief Operating Officer, Chief Risk Officer, Director of Credit and Vice President of Account Servicing. The Senior Credit Committee oversees the Corporation’s comprehensive credit underwriting process. The Board has reviewed the risk management processes related to credit risk and members of the Senior Credit Committee present a report on the status of the risks and metrics used to monitor such credit risks to the Board at least annually. In addition, management provides the Board with frequent updates which include financial results, operating metrics, key initiatives and any internal or external issues affecting the organization.

Among its other duties, the Audit Committee, in consultation with the management, the independent registered public accountants and the internal auditors, discusses the Corporation’s policies and guidelines regarding risk assessment and risk management, as well as the Corporation’s significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. The Compensation Committee considers the risks that may be presented by the structure of the Corporation’s compensation programs and the metrics used to determine individual compensation under that program. Among its other duties, the Nominating Committee develops corporate governance guidelines applicable to the Corporation and recommends such guidelines or revisions of such guidelines to the Board. The Nominating Committee reviews such guidelines at least annually and, when necessary or appropriate, recommends changes to the Board. The Board believes that the present leadership structure, along with the Corporation’s corporate governance policies and procedures, permits the Board to effectively perform its role in the risk oversight of the Corporation.

Compensation Risk Assessment

As part of its oversight of the Corporation’s executive compensation program, the Compensation Committee considers the impact of the Corporation’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Corporation’s risk profile. In addition, the Corporation reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Corporation. Based on this review, the Corporation has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Corporation.

Whistleblower Procedures

The Corporation has established procedures that provide employees with the ability to make anonymous submissions directly to the Audit Committee regarding concerns about accounting or auditing matters. The independent directors that comprise the Audit Committee will review, investigate and, if appropriate, respond to each submission made. Additionally, the Corporation has reminded employees of its policy to not retaliate or take any other detrimental action against employees who make submissions in good faith.

Code of Ethics and Business Conduct

All of the Corporation’s directors, officers and employees (including its senior executive, financial and accounting officers) are held accountable for adherence to the Corporation’s Code of Ethics and Business Conduct (the “Code”). The Code is posted on the investor relations section of the Corporation’s website at www.marlincorp.com. The purpose of the Code is to establish standards to deter wrongdoing and to promote honest and ethical behavior. The Code covers many areas of professional conduct, including compliance with laws, conflicts of interest, fair dealing, financial reporting and disclosure, confidential information and proper use of the Corporation’s assets. Employees are obligated to promptly report any known or suspected violation of the Code through a variety of mechanisms made available by the Corporation. Waiver of any provision of the Code for a director or executive officer (including the senior executive, financial and accounting officers) may only be granted by the Board of Directors or the Audit Committee. Our code of ethics and business conduct is available free of charge on the investor relations’ page of the Corporation’s website at www.marlincorp.com. We intend to post on our website any amendments and waivers to the Code that are required to be disclosed by SEC rules, or file a Form 8-K, Item 5.05, to the extent required by Nasdaq listing standards.

Board and Committee Meetings

From January 1, 2010 through December 31, 2010, there were seven meetings of the Board of Directors, six meetings of the Audit Committee, five meetings of the Compensation Committee and three meetings of the Nominating Committee. All of our Directors attended at least 75% of the aggregate number of meetings of our Board and Board committees on which they served.

Directors are encouraged, but not required, to attend annual meetings of the Corporation’s shareholders. Each director attended the Corporation’s 2010 Annual Meeting of Shareholders with the exception of Mr. DeAngelo.

Communications with the Board

Shareholders may communicate with the Board or any of the directors by sending written communications addressed to the Board or any of the directors, c/o Corporate Secretary, Marlin Business Services Corp., 300 Fellowship Road, Mount Laurel, New Jersey 08054. All communications are compiled by the Corporate Secretary and forwarded to the Board or the individual director(s) accordingly.

Director Ownership Requirements

Non-employee independent directors are subject to certain ownership requirements. Each non-employee independent director is required to own 2,500 shares of stock of the Corporation (or 7,500 shares if serving as the Chairman of the Board). Restricted shares do not count toward the ownership requirement. As of March 31, 2011, all of the non-employee independent directors were in compliance with the ownership requirement except Mr. Grzedzinski, Mr. Teets and Mr. Sullivan.

Proposal 1:

Election of Directors

Nominees for Election

In general, the Corporation’s directors are elected at each annual meeting of shareholders. Currently, the number of directors of the Corporation is eight (8). At the Annual Meeting, the Corporation’s shareholders are being asked to elect eight (8) directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, resignation or removal. The nominees receiving the greatest number of votes at the Annual Meeting up to the number of authorized directors will be elected.

All eight (8) of the nominees for election as directors at the Annual Meeting as set forth in the following table are incumbent directors, and all of the nominees have been previously elected as directors by the Corporation’s shareholders. Each of the nominees has consented to serve as a director if elected. Except to the extent that authority to vote for any directors is withheld in a proxy, shares represented by proxies will be voted for such nominees. In the event that any of the nominees for director should, before the Annual Meeting, become unable to serve if elected, shares represented by proxies will be voted for such substitute nominees as may be recommended by the Corporation’s existing Board, unless other directions are given in the proxies. To the best of the Corporation’s knowledge, all of the nominees will be available to serve.

For each of the eight (8) nominees for election at the Annual Meeting, set forth below is biographical and other information as of March 1, 2011 as to each nominee’s positions and offices held with the Corporation, principal occupations during the past five years, directorships of public companies and other organizations held during the past five years and the specific experience, qualifications, attributes or skills that, in the opinions of the Nominating Committee and the Board of Directors, make each nominee qualified to serve as a director of the Corporation:

			Director
Name	Age	Principal Occupation	Since

John J. Calamari	56	Former Executive Vice President and Chief Financial Officer of J.G. Wentworth	2003
Lawrence J. DeAngelo	44	Managing Director of SunTrust Robinson Humphrey Investment Bank	2001
Daniel P. Dyer	52	CEO of Marlin Business Services Corp.	1997
Edward Grzedzinski	55	Managing Partner of GTX Partners, LLC	2006
Kevin J. McGinty	62	Managing Director of Peppertree Capital Management Inc.	1998
Matthew J. Sullivan	53	Partner with Peachtree Equity Partners	2008
J. Christopher Teets	38	Partner of Red Mountain Capital Partners LLC.	2010
James W. Wert	64	President & CEO of CM Wealth Advisors, Inc.	1998

John J. Calamari:

Biography.  Mr. Calamari has been a director since November 2003. Since November 2009, Mr. Calamari has served as an independent consultant in accounting and financial matters for various clients in diverse industries. Mr. Calamari served as the Executive Vice President and Chief Financial Officer of J.G. Wentworth from March 2007 until November 2009. Prior to that time, Mr. Calamari was Senior Vice President, Corporate Controller of Radian Group Inc., where he oversaw Radian’s global controllership functions, a position he held after joining Radian in September 2001. From 1999 to August 2001, Mr. Calamari was a consultant to the financial services industry, where he structured new products and strategic alliances, established financial and administrative functions and engaged in private equity financing for startup enterprises. Mr. Calamari served as Chief Accountant of Advanta from 1988 to 1998, as Chief Financial Officer of Chase Manhattan Bank Maryland and Controller of Chase Manhattan Bank (USA) from 1985 to 1988 and as Senior Manager at Peat, Marwick, Mitchell & Co. (now KPMG LLP) prior to 1985. In addition, Mr. Calamari served as a director of Advanta National Bank, Advanta Bank USA and Credit One Bank. Mr. Calamari received his undergraduate degree in accounting from St. John’s University in 1976.

Qualifications.  Mr. Calamari has over 33 years of banking and financial experience, including five years serving in the role of Chief Financial Officer for a bank and a financial services company. Mr. Calamari achieved the level of certified public accountant, and he has served as Chairman of the Corporation’s Audit Committee since July 2004. He has seven years of past service as a director of several non-public banks and financial services companies. Mr. Calamari has also had leadership positions with various community organizations. The Board has determined that Mr. Calamari is an independent director and is financially literate and an audit committee financial expert within the meaning of applicable SEC rules. The Board views Mr. Calamari’s independence, his banking and financial experience, his experience as a director of other companies and his demonstrated leadership roles in business and community activities as important qualifications, skills and experience for the Board’s conclusion that Mr. Calamari should serve as a director of the Corporation.

Lawrence J. DeAngelo:

Biography.  Mr. DeAngelo has been a director since July 2001. Mr. DeAngelo is a Managing Director with SunTrust Robinson Humphrey, an investment bank based in Atlanta, Georgia. Mr. DeAngelo served as a Managing Director with Roark Capital Group, a private equity firm based in Atlanta, Georgia from 2005 until January 2010. Prior to joining Roark in 2005, Mr. DeAngelo was a Managing Director of Peachtree Equity Partners, a private equity firm based in Atlanta, Georgia. Prior to co-founding Peachtree in April 2002, Mr. DeAngelo held numerous positions at Wachovia Capital Associates, the private equity investment group of Wachovia Bank, from 1996 to April 2002, the most recent of which was Managing Director. From 1995 to 1996, Mr. DeAngelo worked at Seneca Financial Group, and from 1992 to 1995, Mr. DeAngelo worked in the Corporate Finance Department at Kidder, Peabody & Co. From 1990 to 1992, Mr. DeAngelo attended business school. From 1988 to 1990, Mr. DeAngelo was a management consultant with Peterson & Co. Consulting. Mr. DeAngelo received his undergraduate degree in economics from Colgate University and his MBA from the Yale School of Management.

Qualifications.  Mr. DeAngelo has over 20 years of experience as an investment banker and private equity professional, including 12 years serving in the role of Managing Director for a variety of private equity firms. He served as Chairman of the Corporation’s Nominating and Governance Committee from November 2003 to March 2009, and has served as Chairman of the Corporation’s Compensation Committee since March 2009. He has served as a director of 10 privately held companies. The Board has determined that Mr. DeAngelo is an independent director and is financially literate within the meaning of applicable SEC rules. The Board views Mr. DeAngelo’s independence, his investment banking and private equity experience, his experience as a director of other companies and his demonstrated leadership roles in business as important qualifications, skills and experience for the Board’s conclusion that Mr. DeAngelo should serve as a director of the Corporation.

Daniel P. Dyer:

Biography.  Mr. Dyer has been Chief Executive Officer since co-founding the Corporation in 1997. In December of 2006, Mr. Dyer also assumed the role of President of the Corporation. From 1986 to 1997, Mr. Dyer served in a number of positions with Advanta Business Services, including Senior Vice President and Chief Financial Officer, where he was responsible for financial, IT, strategic planning and treasury functions. Mr. Dyer received his undergraduate degree in accounting and finance from Shippensburg University and is a licensed certified public accountant (non-active status).

Qualifications.  Mr. Dyer has over 27 years of experience in financial services, including 24 years experience in the equipment leasing industry. Mr. Dyer is co-founder of the Corporation and has served as Chairman of the Corporation’s Board of Directors from the Corporation’s inception in 1997 to March 2009, and he has served as the Corporation’s Chief Executive Officer since 1997. He has seven years of past service as a director of privately held companies. Mr. Dyer has also held leadership positions with various community organizations and industry related organizations including the Equipment Leasing and Finance Association’s Industry Futures Council and Foundation. The Board views Mr. Dyer’s leadership ability along with his significant industry knowledge and broad financial services expertise as important qualifications, skills and experience for the Board’s conclusion that Mr. Dyer should serve as a director of the Corporation.

Edward Grzedzinski:

Biography.  Mr. Grzedzinski has been a director since May 2006. Mr. Grzedzinski is a Managing Partner of GTX Partners LLC, a provider of information security and payment card industry compliance services. Mr. Grzedzinski served as the Chairman and Chief Executive Officer of NOVA Corporation from September 1995 to November 2004, and Vice Chairman of US Bancorp from July 2001 to November 2004. Mr. Grzedzinski has over 25 years of experience in the electronic payments industry and co-founded the predecessor of NOVA Corporation, NOVA Information Systems, in 1991. Mr. Grzedzinski served as a member of the Managing Committee of US Bancorp, and was a member of the Board of Directors of US Bank, N.A. Mr. Grzedzinski also served as Chairman of euroConex Technologies, Limited, a European payment processor owned by US Bancorp, until November 2004 and was a member of the Board of Directors of Indus International Inc., a global provider of enterprise asset management products and services, until October 2004. Mr. Grzedzinski is also Chairman of Veracity Payment Solutions, Inc., a payment processing and information services company, and a director of Neenah Paper, Inc.

Qualifications.  Mr. Grzedzinski has over 25 years of experience in leadership roles with financial services companies, including 10 years serving in the role of Chief Executive Officer for an electronic payment services company. Mr. Grzedzinski has served as Chairman of the Corporation’s Nominating Committee since March 2009. He has eight years of service as a director of public companies, and has also spent over five years serving on the boards of several non-public financial services companies. Mr. Grzedzinski has also had leadership positions with various cultural and community organizations. The Board has determined that Mr. Grzedzinski is an independent director and is financially literate within the meaning of applicable SEC rules. The Board views Mr. Grzedzinski’s independence, his financial services experience, his experience as a director of other companies and his demonstrated leadership roles in business and community activities as important qualifications, skills and experience for the Board’s conclusion that Mr. Grzedzinski should serve as a director of the Corporation.

Kevin J. McGinty:

Biography.  Mr. McGinty has been a director since February 1998 and has served as non-executive Chairman of the Board of Directors of the Corporation since March 2009. Mr. McGinty is Managing Director of Peppertree Capital Management, Inc. (“Peppertree”), a private equity fund management firm. Prior to founding Peppertree in January 2000, Mr. McGinty served as a Managing Director of Primus Venture Partners during the period from 1990 to December 1999. In both organizations Mr. McGinty was involved in private equity investing, both as a principal and as a limited partner. From 1970 to 1990, Mr. McGinty was employed by Society National Bank, now KeyBank, N.A., where in his final position he was an Executive Vice President. Mr. McGinty received his undergraduate degree in economics from Ohio Wesleyan University and his MBA in finance from Cleveland State University.

Qualifications.  Mr. McGinty has over 40 years of experience in the banking and private equity industries, including 20 years as an officer of a bank and 20 years serving in the role of Managing Director for a variety of private equity firms. He served as Chairman of the Corporation’s Compensation Committee from November 2003 to March 2009, and has served as Chairman of the Corporation’s Board of Directors since March 2009. He has 25 years of past service as a director of privately held companies. Mr. McGinty has also had leadership positions with various cultural and community organizations. The Board has determined that Mr. McGinty is an independent director and is financially literate within the meaning of applicable SEC rules. The Board views Mr. McGinty’s independence, his banking experience, his experience as a director of other companies and his demonstrated leadership roles in business and community activities as important qualifications, skills and experience for the Board’s conclusion that Mr. McGinty should serve as a director of the Corporation.

Matthew J. Sullivan:

Biography.  Mr. Sullivan has been a director since April 2008. Mr. Sullivan is a Partner with Peachtree Equity Partners (“Peachtree”), a private equity investment firm. Mr. Sullivan co-founded Peachtree in 2002. From 1994 to 2002, Mr. Sullivan held numerous positions at Wachovia Capital Associates, the private equity investment group of Wachovia Bank, the most recent of which was Managing Director. From 1983 to 1994, Mr. Sullivan worked in the Corporate Finance Department at Kidder, Peabody & Co. and previously with Arthur Andersen & Company where he earned his certified public accountant license (currently non-active status). Mr. Sullivan received his undergraduate degree in finance from the University of Pennsylvania and his MBA from Harvard Business School.

Qualifications.  Mr. Sullivan has over 20 years of experience as an investment banker and private equity professional, including over 10 years serving in the role of Managing Director for a variety of private equity firms. He has over 10 years of past service as a director of privately held companies. Mr. Sullivan has also had leadership positions with various cultural and community organizations. The Board has determined that Mr. Sullivan is an independent director and is financially literate within the meaning of applicable SEC rules. The Board views Mr. Sullivan’s independence, his investment banking and private equity experience, his experience as a director of other companies and his demonstrated leadership roles in business and community activities as important qualifications, skills and experience for the Board’s conclusion that Mr. Sullivan should serve as a director of the Corporation.

J.	Christopher Teets:

Biography.  Mr. Teets has been a director since May 2010. Mr. Teets has served as a Partner of Red Mountain Capital Partners LLC (“Red Mountain”), an investment firm, since February 2005. Before joining Red Mountain in 2005, Mr. Teets was an investment banker at Goldman Sachs & Co. Prior joining Goldman Sachs in 2000, Mr. Teets worked in the investment banking division of Citigroup. Mr. Teets currently serves on the boards of Air Transport Services Group, Inc., Affirmative Insurance Holdings, Inc. and Encore Capital Group, Inc. Mr. Teets holds a bachelor’s degree from Occidental College and an MSc degree from the London School of Economics.

Qualifications.  Mr. Teets has over 13 years of experience as an investment banker and investment professional, which includes advising and investing in financial institutions. Mr. Teets’ experience also includes six years serving as a Partner for an investment firm. He has four years of service as a director of other public companies and currently sits on the boards of three such companies. The Board has determined that Mr. Teets is an independent director, and is financially literate. The Board views Mr. Teets’ independence, his investment banking and public and private investing experience, his experience with financial institutions, his experience as a director of other public companies and his demonstrated leadership roles in business as important qualifications, skills and experience for the Board’s conclusion that Mr. Teets should serve as a director of the Corporation.

James W. Wert:

Biography.  Mr. Wert has been a director since February 1998. Mr. Wert is President and CEO of CM Wealth Advisors, Inc. f/k/a Clanco Management Corp., which is a wealth management and investment advisory firm headquartered in Cleveland, Ohio. Prior to joining Clanco in May 2000, Mr. Wert served as Chief Financial

Officer and then Chief Investment Officer of KeyCorp, a financial services company based in Cleveland, Ohio, and its predecessor, Society Corporation, until 1996, holding a variety of capital markets and corporate banking leadership positions spanning his 25 year banking career. Mr. Wert received his undergraduate degree in finance from Michigan State University in 1971 and completed the Stanford University Executive Program in 1982. Mr. Wert also serves as Vice Chairman and Director of Park-Ohio Holdings Corp.

Qualifications.  Mr. Wert has over 25 years of experience in the banking and financial services industries, including 20 years as a senior officer of a bank. He served as Chairman of the Corporation’s Audit Committee from November 2003 to July 2004. He has 19 years of service as a director of public companies, and has also spent 16 years serving on the boards of several non-public entities. Mr. Wert has also had leadership positions with various cultural and community organizations. The Board has determined that Mr. Wert is an independent director and is financially literate and an audit committee financial expert within the meaning of applicable SEC rules. The Board views Mr. Wert’s independence, his banking and financial services experience, his experience as a director of other companies and his demonstrated leadership roles in business and community activities as important qualifications, skills and experience for the Board’s conclusion that Mr. Wert should serve as a director of the Corporation.

Recommendation of the Board of Directors

The Board recommends that the shareholders vote “FOR” the eight (8) nominees listed above. Proxies received will be so voted unless shareholders specify otherwise in the proxy.

Proposal 2:

Non-Binding Advisory Vote on Executive Compensation

The following proposal gives the Corporation’s shareholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of the Corporation’s named executive officers. This vote is provided as required by Section 14A of the Securities Exchange Act of 1934, as amended. Accordingly, for the reasons discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Corporation is asking its shareholders to vote “FOR” the adoption of the following resolution:

“RESOLVED, that the compensation paid to the named executive officers of Marlin Business Services Corp. (“Marlin”), as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion as disclosed in Marlin’s Proxy Statement for the 2011 Annual Meeting of Shareholders, is hereby approved.”

While the Corporation intends to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on the Corporation, the Board of Directors or the Compensation Committee. The Board and Compensation Committee value the opinions of all of the Corporation’s shareholders and will consider the outcome of this vote when making future compensation decisions for the Corporation’s named executive officers.

As described in detail under “Compensation Discussion and Analysis” in this Proxy Statement, our executive compensation program is designed to reward the achievement of specific annual, long-term and strategic goals by the Corporation and to align executives’ interests with those of the Corporation’s shareholders by rewarding performance against established goals, with the ultimate objective of improving shareholder value. The Compensation Committee of the Board of Directors evaluates both performance and compensation to ensure that the Corporation maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive in the marketplace. To that end, we believe that our compensation program, with its balance of short-term incentives (including cash compensation) and long-term incentives (including equity-based compensation), and share ownership guidelines reward sustained performance that is measured against established goals and aligned with long-term shareholder interests. Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the adoption of the above resolution indicating approval, on an advisory basis, of the compensation of the Corporation’s named executive officers.

Proposal 3:

Non-Binding Advisory Vote on the Frequency of the Shareholder Vote on Executive Compensation

The following proposal gives the Corporation’s shareholders the opportunity to vote, on an advisory basis, on the frequency with which the Corporation includes in its proxy statement an advisory vote, similar to Proposal 2 herein, regarding the compensation of the Corporation’s named executive officers. By voting on this proposal, shareholders may indicate whether they prefer that the Corporation seek such an advisory vote every one, two or three years or they may abstain. Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, the Corporation is required to hold an advisory shareholder vote at least once every six years to determine the frequency of the advisory shareholder vote on executive compensation.

After careful consideration of this proposal, the Board of Directors determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Corporation and therefore recommends a vote for an annual advisory vote. While the Corporation’s executive compensation program is designed to promote a long-term connection between pay and performance and to provide incentives for performance over a multi-year period, the Board currently believes that holding an annual advisory vote on executive compensation will provide the Corporation with more direct and immediate feedback on the compensation paid to our named executive officers. The Compensation Committee, which administers our executive compensation program, values the opinions expressed by shareholders in these votes. An annual vote gives shareholders the opportunity to react promptly to emerging trends in compensation and gives the Board and the Compensation Committee the opportunity to evaluate individual compensation decisions each year in light of the ongoing feedback from shareholders. The Board believes that an annual advisory vote would enable our shareholders to provide the Corporation with input regarding the compensation of our named executive officers on a timely basis.

You may cast your vote on your preferred voting frequency by selecting the option of holding an advisory vote on executive compensation “EVERY YEAR,” as recommended by the Board of Directors, “EVERY THREE YEARS” or “EVERY TWO YEARS,” or you may “ABSTAIN.” Your vote is not intended to approve or disapprove the recommendation of the Board of Directors. Rather, the Corporation will consider the shareholders to have expressed a preference for the option that receives the most votes.

While the Corporation intends to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on the Corporation, the Board of Directors or the Compensation Committee. The Board and Compensation Committee value the opinions of all of our shareholders and will consider the outcome of this vote when making future decisions on the frequency with which we will hold an advisory vote on executive compensation.

Recommendation of the Board of Directors

The Board of Directors recommends that an advisory vote to approve the compensation of the Corporation’s named executive officers be held “EVERY YEAR.”

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 1, 2011, by:

•	each person or entity known by us to beneficially own more than 5% of our common stock;

•	each of our named executive officers in the Summary Compensation Table below;

•	each of our directors and nominees; and

•	all of our executive officers, directors and nominees as a group.

Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities for which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be the beneficial owner of securities as to which such person has no economic interest.

	Number of Shares	Percent
Name of Beneficial Owner	Beneficially Owned	of Class

Executive Officers, Directors and Nominees
Daniel P. Dyer(1,2)	530,513	4.03%
George D. Pelose(1,2)	368,824	2.80
Lynne C. Wilson(1,2)	99,764	*
John J. Calamari(3)	33,117	*
Lawrence J. DeAngelo(3)	40,104	*
Edward Grzedzinski(3)	27,591	*
Kevin J. McGinty(3)	112,022	*
James W. Wert(3)	78,991	*
Matthew J. Sullivan(1,3,4)	2,331,700	17.82
J. Christopher Teets(1,5)	2,980	*
All executive officers, directors and nominees as a group (10 persons)(1,6)	3,625,606	27.09
Beneficial Owners of More Than 5% of Common Stock
Peachtree Equity Investment Management, Inc.(7)	2,309,934	17.95
1170 Peachtree St., Ste. 1610 Atlanta, GA 30309
Columbia Wanger Asset Management, L.P.(8)	1,214,550	9.4
227 West Monroe Street, Suite 3000 Chicago, IL 60606
Red Mountain Capital Partners LLC	1,053,474	8.2
10100 Santa Monica Blvd, Ste. 925 Los Angeles, CA 90067
Dimensional Fund Advisors LP.(9)	933,690	7.25
Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746
William Blair & Company, LLC(10)	887,043	6.89
222 W. Adams Street Chicago, IL 60606

*  Represents less than 1%.

(1)  Does not include options vesting more than 60 days after March 1, 2011, held by Mr. Dyer (85,219), Mr. Pelose (64,155), Ms. Wilson (21,650), Mr. Sullivan (1,250), and Mr. Teets (5,000). Includes, where applicable, shares held in the 2003 Employee Stock Purchase Plan and restricted shares awarded under the 2003 Equity Compensation Plan, as amended.

(2)  Includes options for Mr. Dyer (95,871), Mr. Pelose (103,800) and Ms. Wilson (6,711) to purchase shares that are currently exercisable or will become exercisable within 60 days following March 1, 2011.

(3)  Includes options for Mr. Calamari (15,898), Mr. DeAngelo (15,898), Mr. Grzedzinski (13,237), Mr. McGinty (25,981), Mr. Sullivan (9,495) and Mr. Wert (25,698) to purchase shares that are currently exercisable or will become exercisable within 60 days following March 1, 2011.

(4)  Includes 2,309,934 shares that are reported as beneficially owned by Peachtree Equity Investment Management, Inc., based solely on a Schedule 13G filed jointly by such entity, WCI (Private Equity) LLC (“WCI”) and Matthew J. Sullivan with the SEC on February 17, 2004. The shares are reported as directly owned by WCI, whose sole manager is Peachtree Equity Investment Management, Inc. (the “Manager”). The Manager could be deemed to be an indirect beneficial owner of the reported shares, and could be deemed to share such beneficial ownership with WCI. Matthew J. Sullivan is a director of the Manager, and could be deemed to be an indirect beneficial owner of the reported shares, and could be deemed to share such indirect beneficial ownership with the Manager and WCI. Mr. Sullivan disclaims beneficial ownership of the reported shares except to the extent of his pecuniary interest therein.

(5)  The information for Mr. Teets does not include shares beneficially owned by Red Mountain Capital Partners LLC (“Red Mountain”), as described in footnote 9 below. Mr. Teets, a Partner of Red Mountain, disclaims beneficial ownership of the shares of the Corporation beneficially owned by Red Mountain.

(6)  Includes options to purchase 312,589 shares that are currently exercisable or will become exercisable within 60 days following March 1, 2011.

(7)  The shares reported as beneficially owned by Peachtree Equity Investment Management, Inc. are based solely on a Schedule 13G filed jointly by such entity, WCI (Private Equity) LLC (“WCI”) and Matthew J. Sullivan with the SEC on February 17, 2004. The shares are reported as directly owned by WCI, whose sole manager is Peachtree Equity Investment Management, Inc. (the “Manager”). The Manager could be deemed to be an indirect beneficial owner of the reported shares, and could be deemed to share such beneficial ownership with WCI. Matthew J. Sullivan is a director of the Manager, and could be deemed to be an indirect beneficial owner of the reported shares, and could be deemed to share such indirect beneficial ownership with the Manager and WCI. Mr. Sullivan disclaims beneficial ownership of the reported shares except to the extent of his pecuniary interest therein.

(8)  The shares reported as beneficially owned by Columbia Wanger Asset Management, L.P. (“Columbia”) are reported as of December 31, 2010, based solely on a Schedule 13G/A filed by Columbia on February 8, 2011. Columbia is the beneficial owner of 1,214,550 shares and these shares include shares held by Columbia Acorn Trust (CAT), a Massachusetts business trust that is advised by the reporting person. CAT holds 9.2% of the shares of issuer.

(9)  The shares reported as beneficially owned by Dimensional Fund Advisors LP (“Dimensional”) are reported as of December 31, 2010, based solely on a Schedule 13G filed by Dimensional on February 11, 2011. Dimensional reported that it does not possess any sole or shared voting or investment power over any shares beneficially owned. Dimensional disclaims beneficial ownership of the shares reported.

(10)  The shares reported as beneficially owned by William Blair & Company, L.L.C (“Blair”) are reported as of December 31, 2010, based solely on a Schedule 13G/A filed by Blair on February 8, 2011.

Executive Compensation

Compensation Discussion and Analysis

Compensation Overview

The Compensation Committee of the Board of Directors sets and administers the policies that govern our executive compensation, including:

•	establishing and reviewing executive base salaries;

•	overseeing the Corporation’s annual incentive compensation plans;

•	overseeing the Corporation’s long-term equity-based compensation plan;

•	approving all bonuses and awards under those plans; and

•	annually approving and recommending to the Board all compensation decisions for executive officers, including those for the Chief Executive Officer (the “CEO”) and the other officers named in the Summary Compensation Table (together with the CEO, the “Executive Officers”).

The current Executive Officers of the Corporation are Daniel P. Dyer, George D. Pelose and Lynne C. Wilson. All of them were Executive Officers during 2010.

The Compensation Committee operates under a written charter (accessible on the investor relations page of the Corporation’s website at www.marlincorp.com) and only independent directors serve on the Compensation Committee.

Compensation Philosophy.  The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Corporation, and which aligns executives’ interests with those of the shareholders by rewarding performance against established goals, with the ultimate objective of improving shareholder value. The Compensation Committee evaluates both performance and compensation to ensure that the Corporation maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive in the marketplace. To that end, the Compensation Committee believes executive compensation packages provided by the Corporation to its executives, including the Executive Officers, should include both cash and equity-based compensation that reward performance as measured against established goals.

Management’s Role in the Compensation-Setting Process.  The Compensation Committee makes all compensation decisions relating to the Executive Officers; however, the Corporation’s management plays a significant role in the compensation-setting process, including:

•	evaluating employee performance;

•	establishing performance targets and objectives; and

•	recommending salary and bonus levels and equity awards.

The CEO works with the Compensation Committee Chairman in establishing the agenda for Compensation Committee meetings. Management also prepares meeting information for each Compensation Committee meeting. The CEO also occasionally participates in Compensation Committee meetings at the Compensation Committee Chairman’s request to provide:

•	background information regarding the Corporation’s strategic objectives;

•	a tally sheet for each Executive Officer, setting forth total compensation and aggregate equity awards for each Executive Officer;

•	an evaluation of the performance of the Corporation’s officers, including the Executive Officers; and

•	compensation and equity award recommendations as to the Corporation’s officers, including the Executive Officers.

The Compensation Committee can exercise its discretion in modifying any recommended awards to the Corporation’s officers, including the Executive Officers. On February 28, 2011, the Compensation Committee chairman presented the 2010 bonus recommendations to the full Board of Directors of the Corporation, and the Board approved the 2010 bonus recommendations put forth by the CEO.

External Consultants and Benchmarking.  The Compensation Committee has utilized the services of an independent consulting firm, Watson Wyatt. In 2004, the Compensation Committee first engaged Watson Wyatt to conduct a study of the Corporation’s Executive Officer compensation programs and strategies (the “2004 Watson Study”). The 2004 Watson Study compared the Corporation’s executive compensation levels with that of (i) a peer group comprised of companies with a business services and financing focus that are similar in size to the Corporation (the “peer group”), (ii) compensation details from various market surveys across several industries (together with the peer group, the “comparison group”), and (iii) broader financial services industry practices. The 2004 Watson Study selected a compensation peer group of companies consisting of eight publicly-traded companies in a similar industry and size with executive positions with responsibilities similar in breadth and scope as the Corporation. The peer group used in the initial benchmark analysis contained in the 2004 Watson Study consisted of: California First National Bank (CFNB); Credit Acceptance Corp. (CACC); Financial Federal Corp. (FIF); First Marblehead Corp. (FMD); Medallion Financial Corp. (TAXI); Portfolio Recovery Associates Inc. (PRAA); First Investors Financial Services Group Inc. (FIFS); and World Acceptance Corp. (WRLD).

The 2004 Watson Study concluded that the Corporation’s Executive Officers are paid conservatively relative to the comparison group. The study noted that the Executive Officers’ base salaries at the time of the report were generally below the 50th percentile of the comparison group, but the competitiveness of the Executive Officers’ total annual cash compensation improved with above market bonus opportunities. The 2004 Watson Study further noted that the value of the existing long-term incentives granted to the executives (primarily in the form of stock options) was below market levels.

In response to the findings of the 2004 Watson Study and in keeping with our philosophy of providing strong incentives for superior performance, the Compensation Committee modified the structure of the Corporation’s Executive Officer equity compensation program. Based on recommendations contained in the 2004 Watson Study, effective in 2005, the Compensation Committee modified the stock-based incentive award program for the Executive Officers to include the three separate components set forth below (i.e., stock option grants, restricted stock grants, and the management stock ownership program (the “MSOP”)). The 2004 Watson Study suggested that this mix of stock-based awards will improve the competitiveness of the Corporation’s long-term incentive plan for its Executive Officers and will better serve to align the overall interests of the Executive Officers with the Corporation’s shareholders.

In October 2008, the Compensation Committee engaged Watson Wyatt to update the 2004 Watson Study regarding the Corporation’s Executive Officer compensation programs and strategies (the “2008 Watson Study”). In response to the findings of the 2008 Watson Study, the Compensation Committee further modified the structure of the Corporation’s Executive Officer compensation programs. Based on recommendations contained in the 2008 Watson Study, effective in 2009, the three components of the stock-based incentive award program for the Executive Officers consisted of performance accelerated restricted stock awards, time vesting restricted stock, and the MSOP. Based on the 2008 Watson Study, stock options were eliminated from future grants and replaced with restricted stock.

The equity grants made to the Executive Officers in 2010 were done under the program structure recommended in the 2008 Watson Study.

Compensation Components

As part of their studies, Watson Wyatt reviewed the Corporation’s existing executive compensation structure and assisted in the development of executive compensation programs that (a) are competitive among companies in similar growth and development stages to attract and retain talented management, (b) provide incentives that focus on the critical needs of the business on an annual and continuing basis, and (c) reward management commensurate with the creation of shareholder and market value.

The 2004 Watson Study included an initial benchmark analysis of the Corporation’s executive compensation program, comparing it to (i) the peer group, (ii) the comparison group, and (iii) broader financial services industry practices. The peer group used in the initial benchmark analysis in the 2004 Watson Study consisted of: California First National Bank (CFNB); Credit Acceptance Corp. (CACC); Financial Federal Corp. (FIF); First Marblehead Corp. (FMD); Medallion Financial Corp. (TAXI); Portfolio Recovery Associates Inc. (PRAA); First Investors Financial Services Group Inc. (FIFS); and World Acceptance Corp. (WRLD). The Compensation Committee used this benchmark data to set the Executive Officers’ compensation levels in 2004. On an ongoing basis, the Compensation Committee reviews a variety of factors in assessing and setting overall executive compensation levels, including references to market surveys, broader financial services industry practices, tally sheets, executive performance, and the 2008 Watson Study.

The components of compensation paid to the Executive Officers in 2010 were as follows:

•	Base Salary. The Compensation Committee establishes base salaries that it believes to be sufficient to attract and retain quality Executive Officers who can contribute to the long-term success of the Corporation. The Committee determines each Executive Officer’s base salary through a thorough evaluation of a variety of factors, including the executive’s responsibilities, tenure, job performance and prevailing levels of market compensation. The Compensation Committee reviews these salaries at least annually for consideration of increase based on merit and competitive market factors. The 2008 Watson Study provided the Compensation Committee with an updated competitive analysis regarding the base salaries of the Corporation’s Executive Officers.

•	Bonus. The annual incentive bonus awards are designed to reward the Executive Officer for the achievement of certain corporate and individual performance goals. The Compensation Committee sets threshold, target and maximum bonus levels for each goal. As part of the 2004 Watson Study, the Corporation sought to set the Executive Officers’ total target compensation levels at levels that were near the median of the data from the peer group and the broader industry practices. This resulted in the setting of threshold, target and maximum bonus levels (as a percentage of base salaries) as follows: Daniel P. Dyer: 42.5% threshold, 85% target and 148.75% maximum; George D. Pelose: 37.5% threshold, 75% target and 108.75% maximum; and Lynne C. Wilson: 25% threshold, 50% target and 75% maximum.

Prior to the beginning of each year, the Corporation sets target levels for the items of corporate performance that are to be measured that year for assessing the bonus opportunity for the Executive Officers. Some of the target levels are standard for each Executive Officer (such as corporate pre-tax income), and some are specific to that Executive Officer’s primary area of responsibility (such as unit performance and individual development). The full matrix of performance measurements varies by Executive Officer and by year, as do the weightings of each item, which can range from 15% to 75% of the total bonus opportunity. To achieve the target bonus payout associated with a performance measurement, the Executive Officer must achieve 100% of the plan for that performance measurement. If the Executive Officer does not achieve 100% of the planned performance measurements for that year, such Executive Officer can still achieve the threshold bonus payout if the performance level exceeds certain minimum requirements. Maximum bonus payout can be achieved if the Executive Officer exceeds the planned levels for the performance measurements. Each Executive Officer has a portion of his or her bonus opportunity measured against individual goals (MBOs) and performance. The weighting of the individual performance component varies by Executive Officer and by year, and may range from 15% to 75% of the Executive Officer’s total bonus opportunity. Individual performance goals typically include performance on specific projects or initiatives assigned to the Executive Officer as well as overall professional development.

•	Equity-Based Incentive Awards. The Compensation Committee believes that share ownership provided by equity-based compensation emphasizes and reinforces the mutuality of interest among the Executive Officers and shareholders. After each fiscal year, the Compensation Committee reviews and approves stock-based awards for the Executive Officers based primarily on the Corporation’s results for the year and the executive’s individual contribution to those results. As part of the 2008 Watson Study, the Corporation set the Executive Officers’ annual equity-based compensation target levels (as a percentage of base salaries) as follows: Daniel P. Dyer: 120% target; George D. Pelose: 90% target; and Lynne C. Wilson: 45% target. The stock-based incentive awards adopted pursuant to the 2008 Watson Study include three separate formulaic components: (1) performance accelerated restricted stock grants (60% of the annual target grant amount), (2) time vesting restricted stock grants (20% of the annual target grant amount), and (3) the MSOP (20% of the annual target grant amount).

•	Other Benefits. The Executive Officers participate in employee benefits plans generally available to all of the Corporation’s employees, including medical and health plans, the 401(k) program and the Employee Stock Purchase Program. In addition, Messrs. Dyer and Pelose received reimbursement of life and disability insurance premiums pursuant to their employment agreements, and each of the Executive Officers receive reimbursement for physical examinations.

Components of Equity-Based Incentive Awards

As mentioned above, the formulaic equity-based incentive awards adopted pursuant to the 2008 Watson Study include three separate components: (1) performance accelerated restricted stock grants, (2) time vesting restricted stock grants and (3) the MSOP.

•	Performance Accelerated Restricted Stock Grants. Performance accelerated restricted stock grants represent 60% of the value of the annual equity grants made to the Executive Officers and the other equity-based incentive program participants. These grants are made biennially (i.e., double grants made every other year) as recommended in the 2008 Watson Study as a way to make meaningful grants that will help immediately align the interests of the grant recipients with the shareholders. The restrictions on the performance accelerated restricted stock grants lapse after seven years, but are subject to accelerated performance vesting. Vesting shall accelerate and the restrictions shall lapse on all or a portion of the restricted shares if the grant recipient achieves all or a portion of his/her annual vesting goals during the first three years after the grant date (up to one-third of the total grant amount can vest on an accelerated basis each of the first three years after the grant date), as approved by the Compensation Committee. Overachievement against the goals may result in the Compensation Committee granting of additional restricted shares.

•	Time Vesting Restricted Stock Grants. Time vesting restricted stock grants represent 20% of the value of the annual equity grants made to the Executive Officers and the other equity-based incentive program participants. The restrictions on these shares shall lapse pro-rata over four years after the grant date (25% per year).

•	Management Stock Ownership Program. The MSOP represents 20% of the value of the annual equity grants made to the Executive Officers and the other equity-based incentive program participants. The MSOP provides for a matching grant of restricted stock to a participant who owns common stock of the Corporation. The restrictions on the matching MSOP restricted shares lapse after ten years, but are subject to accelerated vesting. Vesting of the matching MSOP restricted shares shall immediately accelerate (and all restrictions shall lapse) after three years if the grantee maintained continuous outright ownership of an equivalent number of unrestricted shares of the Corporation for the entire three-year period.

Ownership Guidelines

In an effort to ensure that the Executive Officers and other officers and managers of the Corporation maintain sufficient equity ownership so that their thinking and actions are aligned with the interests of our shareholders, the Corporation first adopted management ownership guidelines in 2006, which apply to all participants in the equity- based incentive award program. The ownership guidelines were revised in 2009 and currently consist of minimum share ownership levels for the Executive Officers and the other officers participating in the equity-based incentive award program. The minimum share ownership guidelines are summarized below:

Name/Position	Minimum Ownership Guideline

Daniel P. Dyer	50,000 shares
George D. Pelose	35,000 shares
Lynne C. Wilson	20,000 shares
Other Officers	2,000 to 20,000 shares (depending on position and tenure)

Restricted shares do not count toward the ownership guideline. Compliance will be reviewed at least annually.

If an equity incentive program participant sells shares of the Corporation while such participant is not in compliance with the ownership guidelines, the Compensation Committee will take this into account prior to making additional equity awards to such participant.

As of March 1, 2011, Mr. Dyer, Mr. Pelose and Ms. Wilson were in compliance with their respective ownership guidelines.

Employment Agreements

In November 2003, the Corporation entered into employment agreements with Messrs. Dyer and Pelose, the terms of which are substantially similar to each other, and amended such employment agreements in December 2008. The employment agreements establish minimum salary and target bonus levels for the executives. The agreements require the executives to devote substantially all of their business time to their employment duties. Each agreement had an initial two-year term that automatically extends on each anniversary of the effective date of the agreement for successive one-year terms unless either party to the agreement provides 90 days notice to the other party that he does not wish to renew the agreement. The agreements currently run through November 2012.

The Corporation may terminate the employment agreements for or without cause, and the executive may terminate his employment agreement with or without good reason. The employment agreements terminate automatically upon a change in control. The employment agreements provide for severance in the case of termination without cause, resignation for good reason, termination upon non-renewal of agreement and termination on account of change in control. The employment agreements are intended to comply with the requirements of Section 409A of the Internal Revenue Code, to the extent applicable, and the agreements shall be interpreted to avoid any penalty sanctions thereunder. Upon termination of the employment agreement, the executive will be subject to certain protective non-competition and non-solicitation covenants. In addition, for a 24-month period after termination of employment, the executive is prohibited from hiring the Corporation’s employees.

Compensation for Executive Officers in 2010

Base Salary.  The Executive Officers are currently entitled to the following base salaries: Mr. Dyer, $390,000, Mr. Pelose, $325,000, and Ms. Wilson, $252,937; however, effective February 9, 2009, Messrs. Dyer and Pelose voluntarily agreed to reduce their salaries by 5% for a period of time in light of the difficult economic environment. Mr. Pelose’s voluntary salary reduction ended on December 1, 2009, and Mr. Dyer’s voluntary salary reduction ended on March 1, 2011.

Annual Bonuses.  In 2010, the Executive Officers were eligible for annual bonuses at the following threshold, target and maximum bonus levels (as a percentage of base salaries): Daniel P. Dyer: 42.5% threshold, 85% target and 148.75% maximum; George D. Pelose: 37.5% threshold, 75% target and 108.75% maximum; and Lynne C. Wilson: 25% threshold, 50% target and 75% maximum. The annual incentive bonus awards are designed to reward the Executive Officer for the achievement of certain corporate and individual performance goals. Each year, the Compensation Committee reviews and approves goals for each Executive Officer, which typically consist of a corporate goal and specific individual goals.

Given the distressed economic environment in 2010 for financial services companies, the Corporation reduced the aggregate management bonus pool for 2010 that is available to 22 officers and managers of the Corporation (including the Executive Officers). At normal target bonus percentages, an aggregate bonus pool of approximately $1,475,000 would have been available in 2010 for the 22 officers and managers. In 2010, in response to the distressed economic environment, the Board proposed (and management agreed to) a reduction in the aggregate available management bonus pool to a range of approximately $650,000 to $950,000 (44% to 64% of the original $1,475,000 bonus pool for 2010). The Board established a 2010 net income goal in the range of $3,340,000 to $4,250,000 to determine how much of the reduced bonus pool range would be available to the 22 participating officers and managers in 2010. Given that the Corporation’s 2010 net income of $5,668,000 exceeded the upper end of the net income goal by 33%, the Board approved an aggregate 2010 available bonus pool of approximately $950,000.

Given the reduced aggregate bonus pool for 2010, Mr. Dyer (as CEO) recommended reduced target bonus levels for the Executive Officers for 2010 as follows: Mr. Dyer — normal target bonus of 85% of base salary reduced to 40%; Mr. Pelose — normal target bonus of 75% of base salary reduced to 40.5%; and Ms. Wilson — normal target bonus of 50% of base salary reduced to 26.25%.

Mr. Dyer then recommended the following percentage payouts against the reduced bonus targets based on each Executive Officer’s performance in 2010: Mr. Dyer — 85%; Mr. Pelose — 100%; and Ms. Wilson — 50%. The performance payout deductions for Mr. Dyer and Ms. Wilson related primarily to the overpayment of income taxes by the Corporation in prior years. The Board accepted Mr. Dyer’s recommendation and, as a result, the target bonus levels for the Executive Officers for 2010 were reduced as recommended and 2010 bonus payouts to the Executive Officers were made based on each Executive Officer’s reduced target bonus percentage multiplied by his or her performance payout percentage.

The calculation of the bonus payable to each Executive Officer in 2010 is as follows: Mr. Dyer — $390,000 base salary (i) multiplied by his 2010 reduced target bonus percentage of 40% and (ii) further multiplied by his performance payout percentage of 85% equals $132,600; Mr. Pelose — $325,000 base salary (i) multiplied by his 2010 reduced target bonus percentage of 40.5% and (ii) further multiplied by his performance payout percentage of 100% equals $131,625; and Ms. Wilson — $252,937 base salary (i) multiplied by her 2010 reduced target bonus percentage of 26.25% and (ii) further multiplied by her performance payout percentage of 50% equals $33,198. The table below shows the aggregate 2010 bonus opportunity at the threshold, target and maximum levels and the actual 2010 bonus achieved:

	2010 Annual Bonus Opportunity			Actual Bonus
	Threshold	Target(1)	Maximum	Achieved for 2010

Daniel P. Dyer	$165,750	$331,500	$580,125	$132,600
George D. Pelose	$121,875	$243,750	$353,437	$131,625
Lynne C. Wilson	$63,234	$126,469	$189,703	$33,198

(1)  Represents normal target levels. As described above, targets bonus levels were reduced in 2010 due to the distressed economic environment to the following levels: Mr. Dyer — $156,000; Mr. Pelose — $131,625; and Ms. Wilson — $66,396.

Annual Equity-Based Incentives.  In connection with the Corporation’s annual equity-based incentive program adopted based on the recommendations in the 2008 Watson Study, on March 12, 2010, the Compensation Committee reviewed and approved stock-based awards for the Executive Officers based on the Corporation’s results for the year and the executive’s individual contribution to those results. Grants made under the annual equity-based incentive plan to the Executive Officers in 2010 consisted of the following:

•	Time Vesting Restricted Stock Awards: The annual time vesting restricted stock grant to the Executive Officers was made by the Compensation Committee on March 12, 2010. The restrictions on the time vesting restricted stock grants will lapse over the four year period following the grant date on a pro-rate basis (25% per year). In 2010, the Corporation made the following time vesting restricted stock awards to the Executive Officers: Mr. Dyer — 10,482; Mr. Pelose — 6,551; and Ms. Wilson — 2,549.

•	Matching Grant of MSOP Restricted Stock: Pursuant to the Corporation’s MSOP plan, the Compensation Committee made matching grants of restricted stock to the Executive Officers. The restrictions on the MSOP restricted stock will lapse ten years from the date of grant; however, if the Executive Officer continuously maintains ownership of an equal number of common shares for three years, the vesting on the matching shares shall accelerate and fully vest at the end of such three year period. In 2010, the Corporation granted the following matching shares of restricted stock to the Executive Officers: Mr. Dyer — 10,482; Mr. Pelose — 6,551; and Ms. Wilson — 2,549.

•	No Performance Accelerated Restricted Stock was granted in 2010, given that this program entails double grants every two years. The last grant was made in 2009, and the next grant is scheduled to occur in 2011.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement for the Corporation’s 2011 Annual Meeting of Shareholders and included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010.

This report is submitted by the members of the Compensation Committee of the Board of Directors:

Lawrence J. DeAngelo (Chairman)
Edward Grzedzinski
Matthew J. Sullivan

Compensation Committee Interlocks and Insider Participation

The members of the Corporation’s Compensation Committee are named above. None of these individuals has ever been an officer or employee of the Corporation or any of its subsidiaries and no “compensation committee interlocks” existed during 2010.

Compensation and Plan Information

Summary Compensation Table

The following table sets forth the compensation awarded or paid, or earned or accrued for services rendered to the Corporation in all capacities during fiscal years 2010, 2009 and 2008 by the Corporation’s Chief Executive Officer, Chief Financial Officer and the other individual who was an executive officer during fiscal year 2010. In accordance with SEC rules, the compensation described in the table does not include medical, group life insurance or other benefits which are available generally to all our salaried employees.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name & Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Position	Year	($)	($)	($)	($)	($)(1)	($)(2)	($)

Daniel Dyer	2010	$370,500	—	$598,933	$33,402	$132,600	$11,666	$1,147,101
Chief Executive Officer	2009	$387,600	—	$233,835	$80,678	$115,600	$12,732	$830,445
	2008	$334,808	—	$142,770	$111,562	$115,600	$11,441	$716,181
George D. Pelose	2010	$325,000	—	$432,602	$24,220	$131,625	$8,062	$921,509
Chief Operating Officer and	2009	$324,313	—	$302,318	$53,103	$94,031	$9,616	$783,381
General Counsel	2008	$301,346	—	$346,107	$65,482	$94,031	$11,187	$818,153
Lynne C. Wilson	2010	$257,639	—	$189,866	$12,768	$33,198	$3,468	$496,939
Senior Vice President and	2009	$262,665	—	$139,643	$19,634	$57,781	$2,919	$476,642
Chief Financial Officer	2008	$252,937	—	$85,389	$16,970	$39,832	$6,485	$401,613

(1)	Figures represent the cash portion of the bonuses earned for that year (but paid in first quarter of the following year).

(2)	Includes contributions made by the Corporation to the 401(k) plan on behalf of the Executive Officers, and, except with respect to Ms. Wilson, reimbursement of life and disability insurance premiums pursuant to their employment agreements. The 2008 figures for Mr. Pelose and Ms. Wilson include reimbursement of the cost of a physical examination. Reimbursement of life and disability insurance premiums in 2010 was $7,991 for Mr. Dyer and $4,387 for Mr. Pelose. Contributions made by the Corporation to the 401(k) plan in 2010 were $3,675 for Mr. Dyer, $3,675 for Mr. Pelose and $3,468 for Ms. Wilson.

Current Compensation — Grants of Plan-Based Awards Table

The following Grants of Plan-Based Awards table provides additional information about restricted stock and option awards and equity incentive plan awards granted to our Executive Officers during the year ended December 31, 2010. The Corporation does not have any non-equity incentive award plans and has therefore omitted the corresponding columns. The compensation plans under which the grants in the following table were made are described in the “Compensation for Executive Officers in 2010 — Equity-Based Incentives.”

						All other
					All other	Option
					Stock	Awards:		Grant
					Awards:	Number		Date Fair
					Number	of	Exercise	Value of
					of	Securities	or Base	Stock
		Estimated Future Payouts Under			Shares	Under-	Price of	and
		Equity Incentive Plan Awards			of Stock	lying	Option	Option
	Grant	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	(#)	(#)	(#)	(#)	(#)	($/sh)	($)

Daniel P. Dyer	03/12/2010	—	—	—	10,482	—	—	$99,789
	03/12/2010	—	—	—	10,482	—	—	$99,789
George D. Pelose	03/12/2010	—	—	—	6,551	—	—	$62,366
	03/12/2010	—	—	—	6,551	—	—	$62,366
Lynne C. Wilson	03/12/2010	—	—	—	2,549	—	—	$24,266
	03/12/2010	—	—	—	2,549	—	—	$24,266

Outstanding Equity Awards at Fiscal Year-End 2010

The following table summarizes the equity awards we have made to our Executive Officers which are outstanding as of December 31, 2010.

	Option Awards						Stock Awards
											Equity
											Incentive
										Equity	Plan
				Equity						Incentive	Awards:
				Incentive						Plan Awards:	Market or
				Plan						Number of	Payout
				Awards;					Market	Unearned	Value of
	Number of	Number of		Number of			Number of		Value of	Shares,	Unearned
	Securities	Securities		Securities			Shares or		Shares or	Units or	Shares, Units
	Underlying	Underlying		Underlying	Option		Units of		Units of	Other	or Other
	Unexercised	Unexercised		Unexercised	Exercise	Option	Stock that		Stock that	Rights that	Rights that
	Options (#)	Options (#)		Unearned	Price	Expiration	Have Not		Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable		Options (#)	($)	Date	Vested(#)		Vested (#)	Vested (#)	Vested ($)

Daniel P. Dyer	51,240	—		—	$10.18	10/02/2011	—		—	—	—
	14,000	—		—	$3.39	01/15/2012	—		—	—	—
	7,000	—		—	$3.39	01/10/2013	—		—	—	—
	6,650	—		—	$10.18	01/10/2013	—		—	—	—
	11,321	11,321	[1]	—	$9.52	03/01/2015	—		—	—	—
	—	—		31,034 [2]	$9.52	03/01/2015	—		—	—	—
	—	39,912	[3]	—	$12.41	05/25/2017	—		—	—	—
	—	—		8,612 [4]	$12.41	05/25/2017	—		—	—	—
	—	—		—	—	—	2,760	[5]	$34,914	—	—
	—	—		—	—	—	9,000	[6]	$113,850	—	—
	—	—		—	—	—	8,320	[7]	$105,248	—	—
	—	—		—	—	—	6,050	[8]	$76,533	—	—
	—	—		—	—	—	40,000	[9]	$506,000	—	—
	—	—		—	—	—	20,000	[10]	$253,000	—	—
	—	—		—	—	—	25,600	[11]	$323,840	—	—
	—	—		—	—	—	15,600	[12]	$197,340	—	—
	—	—		—	—	—	20,800	[13]	$263,120	—	—
	—	—		—	—	—	57,600	[14]	$728,640	—	—
	—	—		—	—	—	10,482	[15]	$132,598	—	—
	—	—		—	—	—	10,482	[16]	$132,597	—	—

George D. Pelose	7,000	—		—	$3.39	08/20/2011	—		—	—	—
	42,700	—		—	$10.18	10/02/2011	—		—	—	—
	28,000	—		—	$3.39	01/15/2012	—		—	—	—
	7,000	—		—	$3.39	01/10/2013	—		—	—	—
	6,055	—		—	$10.18	01/10/2013	—		—	—	—
	8,697	8,697	[1]	—	$9.52	03/01/2015	—		—	—	—
	—	—		23,842 [17]	$9.52	03/01/2015	—		—	—	—
	—	29,348	[3]	—	$12.41	05/25/2017	—		—	—	—
	—	—		6,616 [18]	$12.41	05/25/2017	—		—	—	—
	—	—		—	—	—	712	[5]	$9,007	—	—
	—	—		—	—	—	3,883	[6]	$49,120	—	—
	—	—		—	—	—	6,391	[7]	$80,846	—	—
	—	—		—	—	—	4,648	[8]	$58,797	—	—
	—	—		—	—	—	50,000	[9]	$632,500	—	—
	—	—		—	—	—	49,334	[11]	$624,075	—	—
	—	—		—	—	—	9,750	[12]	$123,339	—	—
	—	—		—	—	—	13,000	[13]	$164,450	—	—
	—	—		—	—	—	2,667	[14]	$33,738	—	—
	—	—		—	—	—	6,551	[15]	$82,871	—	—
	—	—		—	—	—	6,551	[16]	$82,870	—	—

Lynne C. Wilson	4,474	4,474	[1]	—	$9.52	03/01/2015	—		—	—	—
	—	—		12,265 [19]	$9.52	03/01/2015	—		—	—	—
	—	3,952	[3]	—	$12.41	05/25/2017	—		—	—	—
	—	—		3,196 [20]	$12.41	05/25/2017	—		—	—	—
	—	—		—	—	—	1,932	[21]	$24,440	—	—
	—	—		—	—	—	3,087	[7]	$39,051	—	—
	—	—		—	—	—	2,391	[8]	$30,246	—	—
	—	—		—	—	—	12,500	[22]	$158,125	—	—
	—	—		—	—	—	21,247	[11]	$268,775	—	—
	—	—		—	—	—	3,795	[12]	$48,006	—	—
	—	—		—	—	—	5,059	[23]	$63,996	—	—
	—	—		—	—	—	2,549	[15]	$32,245	—	—
	—	—		—	—	—	2,549	[16]	$32,245	—	—

1.	Stock options vest at the rate of 25% per year, with vesting dates for the remaining 50% at 2/28/2011; and 2/28/2012.

2.	The Performance Based non-qualified stock options were granted on February 29, 2008 at a strike price equal to $9.52 (the closing price of the Corporation’s common stock on that date). These options have a term of seven years and vest four years from the grant date. The number of option shares that vest on such date will be determined by the Corporation’s EPS compounded average growth rate over the four fiscal years following the grant date, as follows: EPS compounded average growth rate over the four fiscal years at less than 13.5%, 0; at 13.5%-14.99%, 10,345; at 15.0%-16.49%, 20,689; at 16.5% or greater, 31,034.

3.	Stock options granted as part of the option exchange program; options vest at the rate of 25% per year, with vesting dates at 5/24/2011; 5/24/2012; 5/24/2013 and 5/24/2014.

4.	The Performance Based non-qualified stock options were granted on May 24, 2010 (as part of the option exchange program) at a strike price equal to $12.41(the closing price of the Corporation’s common stock on that date). These options have a term of seven years and vest four years from the grant date. The number of option shares that vest on such date will be determined by the Corporation’s EPS compounded average growth rate over the four fiscal years of 2007, 2008, 2009 and 2010, as follows: EPS compounded average growth rate over the four fiscal years at less than 13.5%, 0; at 13.5%-14.99%, 2,871; at 15.0%-16.49%, 5,741; at 16.5% or greater, 8,612.

5.	The shares were granted on March 9, 2004, and vest ten years from the grant date.

6.	Represents grant of restricted shares made on January 11, 2005 (the grant date stock price was $17.52). The restrictions on these shares shall lapse on January 11, 2012.

7.	Represents grant of restricted shares made on March 16, 2007 (the grant date stock price was $20.77). The restrictions on these shares shall lapse on March 16, 2014. Vesting shall immediately accelerate (and all restrictions shall lapse) upon the Corporation reporting certain minimum compounded average net income growth for a period of four consecutive fiscal years after the date of grant (using reported net income for 2006 as the initial measurement point).

8.	Represents matching grant of restricted stock under the MSOP made on February 29, 2008 (the grant date stock price was $9.52). The restrictions on these matching restricted shares shall lapse on February 28, 2018. Vesting shall immediately accelerate (and all restrictions shall lapse) after three years (on February 28, 2011) if the grantee maintained continuous outright ownership of a matching number of unrestricted shares of the Corporation for the entire three year period.

9.	Represents grant of restricted shares made on December 15, 2008 (the grant date stock price was $2.98). The restrictions on these shares shall lapse on December 15, 2011.

10.	Represents grant of restricted shares made on January 2, 2009 (the grant date stock price was $2.55). The restrictions on these shares shall lapse on January 2, 2012.

11.	Represents biennial grant of performance accelerated restricted shares made on February 18, 2009 (the grant date stock price was $6.91). The restrictions on these shares shall lapse on February 18, 2016. Vesting may accelerate (and all restrictions shall lapse) up to one-third of the grant amount for each of the three years immediately following the grant date if the grantee achieves certain performance goals established annually for each of the first three years. Additional grants may be made if the grantee exceeds his/her performance goals.

12.	Time vesting restricted stock grants (the grant date stock price was $4.50) that vest at the rate of 25% per year, with vesting date of the remaining 75% at 2/18/2011; 2/18/2012; and 2/18/2013.

13.	Represents matching grant of restricted stock under MSOP made on February 18, 2009 (the grant date stock price was $4.50). The restrictions on these matching restricted shares shall lapse on February 18, 2019. Vesting shall immediately accelerate (and all restrictions shall lapse) after three years (on February 18, 2012) if the grantee maintained continuous outright ownership of a matching number of unrestricted shares of the Corporation for the entire three year period.

14.	Represents remainder of biennial grant of performance accelerated restricted shares made on October 28, 2009 (the grant date stock price was $7.17). The restrictions on these shares shall lapse on October 28, 2016. Vesting may accelerate (and all restrictions shall lapse) up to one-third of the grant amount for each of the three years immediately following the grant date if the grantee achieves certain performance goals established annually for each of the first three years. Additional grants may be made if the grantee exceeds his performance goals.

15.	Time vesting restricted stock grants (the grant date stock price was $9.52) that vest at the rate of 25% per year, with vesting date of 3/12/2011; 3/12/2012; 3/12/2013; and 3/12/2014.

16.	Represents matching grant of restricted stock under MSOP made on March 12, 2010 (the grant date stock price was $9.52). The restrictions on these matching restricted shares shall lapse on March 12, 2020. Vesting shall immediately accelerate (and all restrictions shall lapse) after three years (on March 12, 2013) if the grantee maintained continuous outright ownership of a matching number of unrestricted shares of the Corporation for the entire three year period.

17.	The Performance Based non-qualified stock options were granted on February 29, 2008 at a strike price equal to $9.52 (the closing price of the Corporation’s common stock on that date). These options have a term of seven years and vest four years from the grant date. The number of option shares that vest on such date will be determined by the Corporation’s EPS compounded average growth rate over the four fiscal years following the grant date, as follows: EPS compounded average growth rate over the four fiscal years at less than 13.5%, 0; at 13.5%-14.99%, 7,947; at 15.0%-16.49%, 15,895; at 16.5% or greater, 23,842.

18.	The Performance Based non-qualified stock options were granted on May 24, 2010 (as part of the option exchange program) at a strike price equal to $12.41(the closing price of the Corporation’s common stock on that date). These options have a term of seven years and vest four years from the grant date. The number of option shares that vest on such date will be determined by the Corporation’s EPS compounded average growth rate over the four fiscal years of 2007, 2008, 2009 and 2010, as follows: EPS compounded average growth rate over the four fiscal years at less than 13.5%, 0; at 13.5%-14.99%, 2,206; at 15.0%-16.49%, 4,410; at 16.5% or greater, 6,616.

19.	The Performance Based non-qualified stock options were granted on February 29, 2008 at a strike price equal to $9.52 (the closing price of the Corporation’s common stock on that date). These options have a term of seven years and vest four years from the grant date. The number of option shares that vest on such date will be determined by the Corporation’s EPS compounded average growth rate over the four fiscal years following the grant date, as follows: EPS compounded average growth rate over the four fiscal years at less than 13.5%, 0; at 13.5%-14.99%, 4,088; at 15.0%-16.49%, 8,177; at 16.5% or greater, 12,265.

20.	The Performance Based non-qualified stock options were granted on May 24, 2010 (as part of the option exchange program) at a strike price equal to $12.41(the closing price of the Corporation’s common stock on that date). These options have a term of seven years and vest four years from the grant date. The number of option shares that vest on such date will be determined by the Corporation’s EPS compounded average growth rate over the four fiscal years of 2007, 2008, 2009 and 2010, as follows: EPS compounded average growth rate over the four fiscal years at less than 13.5%, 0; at 13.5%-14.99%, 1,065; at 15.0%-16.49%, 2,131; at 16.5% or greater, 3,196.

21.	Represents grant of restricted shares made on June 5, 2006 (the grant date stock price was $21.32). The restrictions on these shares shall lapse on June 5, 2013. Vesting shall immediately accelerate (and all restrictions shall lapse) upon the Corporation reporting certain minimum compounded average net income growth for a period of four consecutive fiscal years after the date of grant (using reported net income for 2005 as the initial measurement point).

22.	Represents grant of restricted shares made on June 30, 2008 (the grant date stock price was $6.93). The restrictions on these shares shall lapse on June 30, 2011.

23.	Represents matching grant of restricted stock under MSOP made on September 10, 2009 (the grant date stock price was $7.43). The restrictions on these matching restricted shares shall lapse on September 10, 2019. Vesting shall immediately accelerate (and all restrictions shall lapse) after three years (on September 10, 2012) if the grantee maintained continuous outright ownership of a matching number of unrestricted shares of the Corporation for the entire three year period.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on Vesting	Value Realized on
Name	Exercise (#)	Exercise ($)	(#)	Vesting ($)

Daniel P. Dyer	20,294	$92,506	49,573	$442,426
George D. Pelose	5,050	$34,047	31,379	$280,528
Lynne C. Wilson	—	—	20,498	$211,983

Securities Authorized for Issuance under Equity Compensation Plans

The following table discloses, as of December 31, 2010, the number of outstanding options and other rights granted by the Corporation to participants in equity compensation plans, as well as the number of securities remaining available for future issuance under these plans. The table provides this information separately for equity compensation plans that have and have not been approved by shareholders.

Number of Securities
Remaining Available for
	Number of Securities		Future Issuance Under
	to be Issued Upon	Weighted Average	Equity Compensation
	Exercise of	Exercise Price of	Plans Excluding
	Outstanding Options	Outstanding Options	Securities Reflected in
Plan Category	and Other Rights	and Other Rights	Column (a)
	(a)	(b)	(c)

Equity Compensation Plans Approved by Shareholders
2003 Equity Compensation Plan, as amended	648,153	$9.99	474,155
2003 Employee Stock Purchase Plan	None	n/a	14,597
Equity Compensation Plans Not Approved by Shareholders	None	n/a	None

Totals	648,153	$9.99	488,752

Potential Payments Upon Termination of Employment or Change in Control

The following tables show potential payments to Messrs. Dyer and Pelose upon termination of employment, including without limitation a change in control, assuming a December 31, 2010 termination date. Stock option benefit amounts are computed for each option as to which vesting will be accelerated upon the occurrence of the termination event by multiplying the number of shares underlying the option by the difference between the $12.65 closing price per share of our common stock on December 31, 2010, and the exercise price per share of the option. Restricted stock benefit amounts are computed by multiplying the number of restricted shares as to which vesting will be accelerated by the $12.65 per share closing price of our common stock on December 31, 2010.

A description of the applicable provisions of the employment agreements for Messrs. Dyer and Pelose follows the tables.

Daniel P. Dyer

	Change in Control,
	Non-Renewal by
	Corporation,
	Termination without	For Cause or
	Cause or for Good	Voluntary	Death or
Benefit Type	Reason	Termination	Disability

Lump Sum Payments	$1,073,320	—	—
Stock Options	$144,217	—	—
Restricted Stock	$2,867,679	—	$2,867,679
Excise Tax Gross-Ups	$811,132	—	—

George D. Pelose

	Change in Control,
	Non-Renewal by
	Corporation,
	Termination without	For Cause or
	Cause or for Good	Voluntary	Death or
Benefit Type	Reason	Termination	Disability

Lump Sum Payment	$892,907	—	—
Stock Options	$110,478	—	—
Restricted Stock	$2,264,186	—	$2,264,186
Excise Tax Gross-Ups	—	—	—

The Corporation has employment agreements with Messrs. Dyer and Pelose (each, an “executive”), which run through November 2012.

The Corporation may terminate the employment agreements for or without cause. A termination for cause requires a vote of two-thirds of our directors and prior written notice to the executive providing an opportunity to remedy the cause. Cause generally means: (1) willful fraud or material dishonesty by the executive in connection with the performance of his employment duties; (2) grossly negligent or intentional failure by the executive to substantially perform his employment duties; (3) material breach by the executive of certain protective covenants (as described below); or (4) the conviction of, or plea of nolo contendere to, a charge of commission of a felony by the executive.

The executive’s employment automatically terminates as of the last day of the agreement term upon the Company’s non-renewal of the employment agreement, provided that the executive was willing and able to execute a new contract providing terms and conditions substantially similar to those in the employment agreement and to continue providing services under the employment agreement.

The executive may terminate his employment agreement with or without good reason. A termination by the executive for good reason requires prior written notice providing the Corporation with the opportunity to remedy the good reason. Good reason means the occurrence of any one or more of the following, without the consent of the executive: (a) a material diminution in the executive’s authority, duties or responsibilities; (b) the Corporation requires that the executive report to an officer or employee of the Corporation instead of reporting directly to the Corporation’s Chief Executive Officer, in the case of Mr. Pelose, and Board of Directors, in the case of Mr. Dyer; (c) a material diminution in the executive’s base compensation, which, for purposes of the employment agreement, means the executive’s base salary and target incentive bonus percentage in effect immediately prior to the action taken to diminish the executive’s base salary or target incentive bonus percentage; (d) a material change in the geographic location at which the executive must perform services, which shall include a change to a location that is more than twenty-five (25) miles from the location at which the executive performed services under the employment agreement as of December 31, 2008; or (e) any other action or inaction that constitutes a material breach by the Corporation under the employment agreement.

If a change in control (as defined in the employment agreements) occurs during the term of the employment agreements, then the executive’s employment with the Corporation shall automatically terminate without cause as of the date of the change of control.

Pursuant to the terms of their employment agreements, if the employment of Mr. Dyer or Mr. Pelose ends for any reason, the Corporation will pay accrued salary, bonuses and incentive payments already determined and other existing obligations. In addition, in the event of a termination of employment due to either termination by the Corporation without cause, the resignation by the executive for good reason, non-renewal by the Corporation or a change in control, the executive will receive a lump sum payment equal to: (i) two times current base salary; (ii) two times the average incentive bonus earned for the preceding two fiscal years; (iii) two years of medical and dental benefits for the executive and his family, based on the current monthly COBRA premium plus an increase to cover taxes; (iv) two years of life and long-term disability insurance coverage, based on the current annual premiums, plus an increase to cover taxes; and (v) any incentive bonus earned but not yet paid. The lump sum amount is payable within thirty (30) days following the termination date (provided the executive executes and does not revoke a standard release of employment claims). In the event that the executive’s employment is terminated on account of the executive’s death or disability, termination by the Corporation without cause, the resignation by the executive for good reason, non-renewal by the Corporation or a change in control, then all of the options, restricted stock and other stock incentives granted to the executive will become fully vested, and the executive will have up to two years in which to exercise all vested options. If any payments due to the executive under the employment agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the Corporation will be required to gross up the executive’s payments for the amount of the excise tax plus the amount of income and other taxes due as a result of the gross up payment.

Notwithstanding the provisions described above, the employment agreements are intended to comply with the requirements of Section 409A of the Internal Revenue Code, to the extent applicable, and the agreements shall be interpreted to avoid any penalty sanctions thereunder, and therefore may require a payment delay of severance benefits or reimbursements to be paid to the executive.

Upon termination of the employment agreement, the executive will be subject to certain protective covenants. If the Corporation terminates the executive’s employment without cause or if the executive terminates his employment with good reason, the executive will be prohibited from competing with the Corporation and from soliciting its customers for an 18-month period. Such period shall be 12 months for all other terminations. In addition, for a 24-month period after termination of employment, the executive is prohibited from hiring the Corporation’s employees.

Ms. Wilson does not have an employment agreement, but pursuant to the terms of the Corporation’s 2003 Equity Compensation Plan, as amended (the “Equity Plan”), upon a change of control (as defined in the Equity Plan), all outstanding options shall immediately vest and become exercisable, and the restrictions and conditions on all outstanding restricted stock awards shall immediately lapse. Based on this, in the event of a change of control (as defined in the Equity Plan), assuming a December 31, 2010 change of control date, the benefit to Ms. Wilson would be $697,129 in restricted stock and $54,108 in options. Stock option benefit amounts are computed for each option as to which vesting will be accelerated upon the occurrence of the termination event by multiplying the number of shares underlying the option by the difference between the $12.65 closing price per share of our common stock on December 31, 2010 and the exercise price per share of the option. Restricted stock benefit amounts are computed by multiplying the number of restricted shares as to which vesting will be accelerated by the $12.65 per share closing price of our common stock on December 31, 2010.

Directors’ Compensation

The non-employee independent members of the Board of Directors receive a $30,000 annual retainer (payable in quarterly installments) for their service on the Board of Directors. Non-employee independent members of the Board of Directors are granted an Option to purchase 5,000 shares of the Corporation’s common stock upon their initial appointment or election to the Board. These options vest in four equal annual installments. In addition, non-employee independent members of the Board of Directors receive annual grants under the Corporation’s 2003 Equity Compensation Plan, as amended, of restricted stock yielding a present value of $36,000 at the Stock Award grant date. The annual restricted Stock Awards vest at the earlier of (a) seven years from the grant date and (b) six months following the non-employee independent director’s termination of Board service.

The chairman of the Audit Committee receives additional compensation of $10,000 per year, the chairman of the Compensation Committee receives additional compensation of $4,000 per year and the chairman of the Nominating Committee receives additional compensation of $2,000 per year. These fees are paid in quarterly installments.

On March 31, 2009, the Board of Directors elected Mr. McGinty to the role of Chairman of the Board and eliminated the position of Lead Independent Director. In connection therewith, the Board of Directors also approved the following total compensation to be paid to the non-employee Chairman of the Board of the

Corporation: (i) $100,000 total annual retainer (payable in quarterly installments) and (ii) an annual restricted stock grant yielding a present value of $41,000. The annual restricted stock grant will vest at the earlier of (a) seven years from the grant gate and (b) six months following the non-employee Chairman’s termination of Board service.

The following table sets forth compensation from the Corporation for the non-employee independent members of the Board of Directors in 2010. The table does not include reimbursement of travel expenses related to attending Board, Committee and Corporation business meetings.

Director Compensation Table

	Fees Earned or	Stock	Option
Name	Paid In Cash ($)	Awards ($)	Awards ($)	Total ($)

Kevin J. McGinty	$100,000	$41,000	—	$141,000
John J. Calamari	$40,000	$35,998	—	$75,998
Lawrence J. DeAngelo	$34,000	$35,998	—	$69,998
Edward Grzedzinski	$32,000	$35,998	—	$67,998
Matthew J. Sullivan	$30,000	$35,998	—	$65,998
J. Christopher Teets	$18,750[1]	$35,998	$38,200	$92,948
James W. Wert	$30,000	$35,998	—	$65,998

[1]	This is a pro-rated amount reflecting Mr. Teets’ Board service from May 2010 until December 31, 2010.

On April 12, 2010, the Board of Directors approved a change in the equity component of the annual director compensation plan, which eliminated the annual option grants and replaced them with additional restricted stock grants (equal to the value of the option grants being eliminated). This change was made to better align the equity portion of the Board of Director’s compensation program with director compensation programs of the Corporation’s peer group, and this change became effective with the 2010 grants made to the Corporation’s directors.

Report of the Audit Committee

Management is responsible for the Corporation’s internal financial controls and the financial reporting process. The Corporation’s outside independent registered public accountants, Deloitte & Touche LLP, are responsible for performing an independent audit of the Corporation’s consolidated financial statements and to express an opinion as to whether those financial statements fairly present in all material respects the financial position, results of operations and cash flows of the Corporation, in conformity with generally accepted accounting principles in the United States (“GAAP”). The Audit Committee’s responsibility is to monitor and oversee these processes. In addition, the Audit Committee meets at least quarterly with our management and outside independent registered public accountants to discuss our financial statements and earnings press releases prior to any public release or filing of the information.

The Audit Committee has reviewed and discussed the audited financial statements of the Corporation for the year ended December 31, 2010, with the Corporation’s management. The Audit Committee has discussed with the outside independent registered public accountants the matters required to be discussed by SAS 61 (Codification of Statements of Auditing Standards, AU §380).

The outside independent registered public accountants provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with the outside independent registered public accountants their independence and considered whether the non-audit services provided by the outside independent registered public accountants are compatible with maintaining their independence.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board that the Corporation’s audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.

This report is submitted by the members of the Audit Committee of the Board of Directors:

John J. Calamari (Chairman)
J. Christopher Teets
James W. Wert

Independent Registered Public Accountants

A representative of Deloitte & Touche LLP, the Corporation’s independent registered public accountants, will be present at the Annual Meeting and will be given the opportunity to make a statement if desired. The representative will also be available to respond to appropriate questions.

The following sets forth the fees paid to the Corporation’s independent registered public accountants for the last two fiscal years:

	2010	2009

Audit Fees	$1,245,540	$910,739
Audit-Related Fees	$0	$0
Tax Fees	$8,000	$8,000
All Other Fees	$0	$0

Total	$1,253,540	$918,739

Audit Fees.  Consists of fees related to the performance of the audit or review of the Corporation’s financial statements and internal control over financial reporting, including services in connection with assisting the Corporation in its compliance with its obligations under Section 404 of the Sarbanes-Oxley Act and related regulations. This category also includes annual agreed upon procedures relating to servicer reviews and the issuance of term asset-backed securitizations.

Tax Fees.  Consists of assistance rendered in preparation of proxy disclosures.

The Audit Committee has the sole authority to consider and approve in advance any audit, audit-related and tax work to be performed for the Corporation by its independent registered public accountants.

Certain Relationships and Related Transactions

Under the Corporation’s Code of Ethics and Business Conduct, the Audit Committee must review and approve transactions with “related persons” (directors, director nominees and executive officers or their immediate family members, or stockholders owning 5% or greater of the Corporation’s outstanding common stock) in which the amount exceeds $120,000 and in which the related person has a direct or indirect material interest. Under this policy, full written disclosure must be submitted in writing to the Corporation’s General Counsel, who will submit it to the Audit Committee for review. The transaction must receive Audit Committee approval prior to the consummation of the transaction.

The Corporation obtains all of its commercial, healthcare and other insurance coverage through The Selzer Company, an insurance broker located in Warrington, Pennsylvania. Richard Dyer, the brother of Daniel P. Dyer, the Corporation’s Chief Executive Officer, is the President of The Selzer Company. The Corporation does not have any contractual arrangement with The Selzer Company or Richard Dyer, nor does it pay either of them any direct fees. Insurance premiums paid to The Selzer Company totaled $536,000 in 2010.

Joseph Dyer, the brother of Daniel P. Dyer, the Chairman of our Board of Directors and Chief Executive Officer, is a vice president in our treasury group and was paid compensation in excess of $120,000 for such services in 2010.

On March 26, 2007, the Corporation announced that it had received correspondence from the Federal Deposit Insurance Corporation (“FDIC”) approving the application for federal deposit insurance for its wholly-owned subsidiary, Marlin Business Bank, an industrial bank chartered by the State of Utah (the “Bank”), subject to certain conditions set forth in the order issued by the FDIC, dated as of March 20, 2007 (the “Order”). The Order provided that the approval of the Corporation’s Bank application was conditioned on Peachtree Equity Investment Management, Inc. (“Peachtree”) and WCI (Private Equity) LLC (“WCI”), whose sole manager is Peachtree, executing a passivity agreement with the FDIC to eliminate Peachtree’s and WCI’s ability to control the Bank. As a result, Peachtree, WCI and the FDIC entered into a Passivity Agreement, dated as of June 18, 2007 (the “Passivity Agreement”), which would be deemed effective on the date of issuance from the FDIC of the federal deposit insurance for the Bank. In connection with the execution of the Passivity Agreement, the Corporation entered into a Letter Agreement, dated as of June 18, 2007, by and among the Corporation, Peachtree and WCI (the “Letter Agreement”), which is also deemed effective on the date of issuance from the FDIC of the federal deposit insurance for the Bank. On March 11, 2008, the Corporation received approval from the FDIC for federal deposit insurance for the Bank, and approved the Bank to commence operations effective March 12, 2008. As a result of the approval, the Corporation became subject to the terms, conditions and obligations of the Letter Agreement. Under the terms of the Letter Agreement, the Corporation agreed to create one vacancy on the Corporation’s Board of Directors by increasing the size of the Board. The Corporation also agreed to take all necessary action to appoint one individual proposed by Peachtree and WCI as a member of the Board who will serve as a director until the expiration of the term at the Annual Meeting. In addition, the Corporation agreed to include an individual proposed by Peachtree and WCI on the Board’s slate of nominees for election as a director of the Corporation and to use its best efforts to cause the election of such individual so long as Peachtree and WCI are subject to the terms and conditions of the Passivity Agreement.

Section 16(a) Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s directors, executive officers and shareholders who beneficially own more than 10% of the Corporation’s outstanding equity stock to file initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Corporation with the SEC. Based on a review of copies of the reports we received and on the statements of the reporting persons, to the best of the Corporation’s knowledge, all required reports in 2010 were filed on time except that the Corporation, on behalf of Lynne C. Wilson, failed to timely file a Form 4 to report the sale of common stock on December 13, 2010. The Corporation filed the Form 4 for such sale on December 16, 2010 on behalf of Lynne C. Wilson.

Shareholder Proposals

In order to be considered for inclusion in the Corporation’s proxy statement for the annual meeting of shareholders to be held in 2012, all shareholder proposals must be submitted to the Corporate Secretary at the Corporation’s office, 300 Fellowship Road, Mount Laurel, New Jersey, 08054 on or before December 22, 2011.

Additional Information

Any shareholder may obtain a copy of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010, including the financial statements and related schedules and exhibits, required to be filed with the SEC, without charge, by submitting a written request to the Corporate Secretary, Marlin Business Service Corp., 300 Fellowship Road, Mount Laurel, New Jersey, 08054. You may also view these documents on the investor relations page of the Corporation’s website at www.marlincorp.com.

Other Matters

The Board of Directors knows of no matters other than those discussed in this Proxy Statement that will be presented at the Annual Meeting. However, if any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of Board of Directors.

BY ORDER OF THE BOARD OF DIRECTORS

/s/  GEORGE D. PELOSE
George D. Pelose
Secretary

Mount Laurel, New Jersey
April 25, 2011

MARLIN BUSINESS SERVICES CORP. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we 300 FELLOWSHIP ROAD have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, MOUNT LAUREL, NJ 08054 Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M36046-P11650 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY MARLIN BUSINESS SERVICES CORP. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote FOR number(s) of the nominee(s) on the line below. the following: Vote on Directors 0 0 0 1. Election of Directors NOMINEES: 01) John J. Calamari 05) Kevin J. McGinty 02) Lawrence J. DeAngelo 06) Matthew J. Sullivan 03) Daniel P. Dyer 07) J. Christopher Teets 04) Edward Grzedzinski 08) James W. Wert Vote on Proposals For Against Abstain The Board of Directors recommends you vote FOR the following proposal: 2. Approval, on an advisory basis, of the compensation of the Corporation’s named executive officers. 0 0 0 1 Year 2 Years 3 Years Abstain The Board of Directors recommends you vote 1 year on the following proposal: 3. Approval, on an advisory basis, on the frequency with which the Corporation includes in its proxy statement an advisory vote regarding the 0 0 0 0 compensation of the Corporation’s named executive officers. (IT IS IMPORTANT THAT YOU SIGN AND DATE THIS PROXY CARD BELOW) Please sign exactly as your name appears above and print the date on which you sign the proxy in the spaces provided below. If signed on behalf of a corporation, please sign in corporate name by an authorized officer. If signing as a representative, please give full title as such. For joint accounts, only one owner is required to sign. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report, Form 10-K and Shareholder Letter are available at www.proxyvote.com. M36047-P11650 PROXY MARLIN BUSINESS SERVICES CORP. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MARLIN BUSINESS SERVICES CORP. I/We hereby appoint George D. Pelose and Lynne C. Wilson, or any one of them with power of substitution in each, as proxyholders for me/us, and hereby authorize them to represent me/us at the 2011 Annual Meeting of Shareholders of Marlin Business Services Corp. to be held at Doubletree Hotel, 515 Fellowship Road, Mount Laurel, New Jersey, on May 25, 2011, at 9:00 a.m., and at any adjournment thereof, and at this meeting and any adjournment, to vote, as designated on the reverse side, the same number of shares as I/we would be entitled to vote if then personally present. THIS PROXY, WHEN PROPERLY SIGNED BY YOU, WILL BE VOTED IN THE MANNER YOU DIRECT ON THIS CARD. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED NOMINEES IN THE ELECTION OF DIRECTORS, FOR PROPOSAL 2, IN FAVOR OF EVERY ONE YEAR ON PROPOSAL 3, AND IN THE DISCRETION OF THE PROXYHOLDERS NAMED IN THIS PROXY UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT. THIS PROXY MAY BE REVOKED BY YOU AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING. I/we hereby acknowledge the receipt, prior to the signing of this Proxy, of a Notice of Annual Meeting of Shareholders and an attached Proxy Statement for the 2011 Annual Meeting, and the Annual Report of Marlin Business Services Corp. for the year ended December 31, 2010.